Exhibit 99.1

Contact:	Jacob Inbar
President and Chief Executive Officer
(805) 388-1345, Ext. 201

FOR IMMEDIATE RELEASE

AML Communications, Inc. Announces Major Contract Award

CAMARILLO, California – June 30, 2005 - AML Communications, Inc. (AMLJ.OB) announced today that it has entered into a multi-year contract with Raytheon Space and Airborne Systems to supply super-component units for a large US Government Program.

Under this contract, Raytheon has ordered developmental units and low level production units at a fixed firm price. Under this same contract, Raytheon has the option to purchase from AML Communications up to 6000 additional units over a 5 year period. The total value of the contract, including the options is $30 Million.

More details about this contract: AML has already delivered developmental units that were successfully tested by Raytheon. First production compliant units are scheduled for delivery this summer. These will be followed by firm scheduled deliveries of low level production during the rest of calendar 2005 and 2006. High volume production units (these being the options referred to above), are scheduled for delivery in 2008 through 2012. All options are at firm fixed prices with inflation escalators.

The option described above may be exercised at the sole discretion of the buyer (Raytheon). Buyer is not obligated to exercise any or all of the options.

AML Communications is a designer, manufacturer and marketer of amplifiers and super-components that address the Defense microwave markets. The Company’s Web site is located at http://www.amlj.com.

This press release contains forward-looking statements, particularly as related to, among other things, the opportunities relating to the contract and the Company’s business strategy.  Such forward-looking statements are based on current expectation, involve known and unknown risks, a reliance on third parties for information, uncertainties and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the amount of equipment to be purchased by the defense contractor under the agreement, our ability to fulfill such purchase orders and other factors that are detailed in documents we file from time-to-time with the Securities and Exchange Commission.